Sub-Item 77I: Terms of new or amended securities

The Board of Directors of Bridgeway Funds, Inc. (the "Company") approved the re-opening of the Aggressive Investors 1 Fund (the "Fund") to all investors effective as of January 14, 2011, which is described in the supplement to Fund's Prospectus and Statement of Additional Information, which was filed in the Company's Rule 497(e) filing on January 7, 2011.